Exhibit 1.2

TERMS AGREEMENT

Washington Gas Light Company

1000 Maine Avenue, S.W.

Washington, D.C. 20024

Attention:

Subject in all respects to the terms and conditions of the Distribution Agreement, dated January 8, 2019 between Truist Securities, Inc. (formerly known as BB&T Capital Markets, a division of BB&T Securities, LLC) and Washington Gas Light Company (the “Company”), as supplemented by that certain Agent Accession Letter, dated September 10, 2019, among MUFG Securities Americas Inc., TD Securities (USA) LLC, CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., The Williams Capital Group, L.P. and the Company and as further supplemented by that certain Agent Accession Letter, dated December 7, 2020, among the Company, Wells Fargo Securities, LLC and Scotia Capital (USA) Inc. (as so supplemented, the “Distribution Agreement”), the agents named below (the “Agents”) agree to purchase the following principal amounts of the Company’s Medium-Term Notes, Series L (the “Notes”):

Agent	Principal Amount of Notes
Truist Securities, Inc.	$27,500,000
Wells Fargo Securities, LLC	27,500,000
CIBC World Markets Corp.	7,500,000
MUFG Securities Americas Inc.	7,500,000
RBC Capital Markets, LLC	7,500,000
Scotia Capital (USA) Inc.	7,500,000
TD Securities (USA) LLC	7,500,000
U.S. Bancorp Investments, Inc.	7,500,000
Total	$100,000,000

Aggregate Principal Amount: $100,000,000 (Reopening of 3.65% Medium-Term Notes, Series L, due September 15, 2049, of which $300,000,000 was previously issued on September 13, 2019, for a total principal amount outstanding of $400,000,000)

Security: Medium-Term Notes, Series L

Coupon Rate: 3.65%

Maturity Date: September 15, 2049

Interest Payment Dates: March 15 and September 15 of each year, commencing on March 15, 2021 (interest on the Notes will accrue from September 15, 2020)

Issue Price: 116.606% of the Principal Amount, plus accrued interest from and including September 15, 2020 to, but excluding, December 10, 2020 (the total amount of accrued interest on December 10, 2020 will be $861,805.56)

Purchase Price: 115.856% of the Principal Amount

Applicable Time: 3:50 p.m. (New York City time) on December 7, 2020

Anticipated Ratings: [Intentionally Omitted]

Settlement Date: December 10, 2020

Book-Running Managers: Truist Securities, Inc. and Wells Fargo Securities, LLC

Co-Managers: CIBC World Markets Corp., MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and U.S. Bancorp Investments, Inc.

Redemption: Prior to March 15, 2049, the Notes may be redeemed at the Company’s option on any date or dates, in whole or from time to time in part, at a redemption price, to be calculated by the Company, which may be determined as the greater of (i) 100% of the principal of such Notes; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in Pricing Supplement No. 3) plus 25 basis points, plus, in either such case, accrued and unpaid interest on the principal of such Notes to, but excluding, the date of redemption.

At any time on and after March 15, 2049, the Notes may be redeemed at the Company’s option on any date or dates, in whole or from time to time in part, at 100% of the principal of such Notes, plus accrued and unpaid interest on the principal of such Notes to, but excluding, the date of redemption.

Method of Payment: Federal funds wire

Modification, if any, in

the requirements to

deliver the documents

specified in Sections 5(b) and 6(b)

of the Distribution Agreement:

1. Section 5(b) of the Distribution Agreement shall be replaced in its entirety with the following:

(b) (1) The Company shall have furnished to each Agent the opinion of Karen M. Hardwick, Esq., counsel for the Company (or her successor), dated the Execution Time, to the effect that:

(i) Except as set forth in or contemplated by the Disclosure Package and the Prospectus, to such counsel’s knowledge, there is no action, suit or proceeding, at law or equity, or before or by any governmental authority or arbitrator, pending or threatened in writing against the Company that, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the financial position, stockholder’s equity or results of operations of the Company.

(ii) The Company’s gas distribution activities are exempt from the Natural Gas Act.

(iii) The issuance and sale of the Notes in accordance with this Agreement conform with the terms of orders from the Public Service Commission of the District of Columbia, the Public Service Commission of Maryland and the State Corporation Commission of Virginia (the “Regulatory Orders”), all of which are in full force and effect. The matters set forth in this paragraph (iii) shall only be required in an opinion delivered on the date of the issuance of Notes pursuant to this Agreement.

(2) Each Agent shall have received from Morrison & Forester LLP, special counsel for the Company:

(i) an opinion, dated the Execution Time, substantially to the effect set forth on Annex A hereto; and

(ii) a negative assurance letter, dated the Execution Time, in form and substance reasonably satisfactory to the Agents, with respect to the Registration Statement, the Disclosure Package and the Prospectus (together with any supplement thereto), and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

2. Section 6(b) of the Distribution Agreement shall be replaced in its entirety with the following:

(b) If specified by any related Terms Agreement and except to the extent modified by such Terms Agreement, the Purchaser shall have received, appropriately updated, (i) a certificate of the Company, dated as of the Closing Date, to the effect set forth in Section 5(d) hereof, (ii) the opinion of Karen M. Hardwick, Esq., counsel for the Company, dated as of the Closing Date, substantially to the effect set forth in Section 5(b)(1) hereof, (iii) the opinion and negative assurances letter of Morrison & Forester LLP, special counsel for the Company, dated as of the Closing Date, substantially to the effect set forth in Section 5(b)(2) hereof, (iv) the opinion of Hunton Andrews Kurth LLP, counsel for the Purchaser, dated as of the Closing Date, substantially to the effect set forth in Section 5(c) hereof and (iv) the letters of D&T and E&Y, as the case may be, dated as of the Closing Date, substantially to the effect set forth in Sections 5(e) and 4(l) hereof; provided, however, that the references to the accuracy of the Prospectus shall also be made as of the Applicable Time and provided further that references to the Registration Statement, the Disclosure Package and the Prospectus in such certificate, opinions and letter shall be to the Registration Statement as amended and supplemented at the Closing Date, to the Disclosure Package at the Applicable Time and to the Prospectus as of its date and at the Closing Date.

Period during which additional

Notes may not be sold pursuant

to Section 4(m) of the Distribution

Agreement: None.

Recognition of the U.S. Special Resolution Regimes:

(a) In the event that any Agent that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Agent that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used herein:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Distribution Agreement. This Agreement shall be governed by and construed in accordance with the laws of New York.

Remainder of this page intentionally left blank.

TRUIST SECURITIES, INC.

By:	/s/ Robert Nordlinger
	Name:	Robert Nordlinger
	Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

As Representatives of the Agents

Accepted: December 7, 2020

WASHINGTON GAS LIGHT COMPANY

By:	/s/ Douglas I Bonawitz
	Name:	Douglas I. Bonawitz
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Signature Page to Terms Agreement

Annex A

Form of Opinion of Morrison & Foerster LLP